CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of Effective Date (as set forth in Exhibit A attached hereto) by and between SpotitEarly Inc., EIN No. 33-3773069, a Delaware Company (the “Company”) and Lankry Consulting Services (the “Consultant”). The Company and the Consultant each a “Party” and collectively, the “Parties”.

R E C I T A L S

WHEREAS, Consultant represents that he possess the required experience, resources, ability and skills relating to the Company’s business to render the Services (described herein) to the Company, and the Consultant has been and is in the business of providing such services as an independent service provider;

WHEREAS, Company wishes to engage the Consultant to provide the Services and deliver the works, deliverables, designs and other materials and work product the Consultant creates or develops in furtherance of the performance of the Services, (collectively, the “Deliverables”);

WHEREAS, Consultant is and wishes to engage Company to provide the Services as an independent, non-exclusive, service provider with no employment relationship with the Company for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement;

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms set forth below.

Section 1. The Services

1.1During the Term (as defined below), the Consultant will perform such Services, as set forth in Exhibit A attached hereto and incorporated herein by reference, and such other services as may be agreed upon between the Company and the Consultant from time to time (the “Services”).

1.2Consultant shall not subcontract or otherwise delegate performance of any Services without the Company’s prior written consent.

Section 2. Compensation and Payment

2.1Services Fees.  Subject to and in consideration for the Services and fulfillment of all Consultant’s duties and obligations hereunder, the Company shall pay the Consultant the Compensation, all subject to and as set forth in Exhibit A attached hereto (the “Compensation”). The Parties hereto confirm that the Compensation set forth in Exhibit A form the sole, exclusive and complete consideration for all the Consultant’s undertakings and Services under this Agreement and Consultant shall not be entitled to any other compensation, consideration, fee, commission, benefit, bonus, equity, reimbursement and/or payment of any sort in addition to the Compensation as explicitly stipulated in this Exhibit A.

2.2Taxes. Consultant shall be solely responsible for all taxes arising from the Compensation, including income, employment, and self-employment taxes, and shall provide the Company with a duly completed IRS Form W-9 (or applicable foreign tax form). The Company shall issue IRS Form 1099 reporting the Compensation as required by law. Consultant shall indemnify the Company against any liability for such taxes.

Section 3. Term and Termination

3.1Term. This Agreement is effective as of the Effective Date and shall remain in full force for the Term (as defined in Exhibit A attached hereto, unless terminated earlier pursuant to the terms herein. The Agreement may be terminated by either party for any reason by delivery of a 30 days prior written notice to the other party (the “Notice Period”). During the Notice Period, the Company will have the sole and absolute discretion to decide whether or not the Consultant shall provide the Services.

3.2Termination for Default. The Company may terminate this Agreement immediately by giving the Consultant a written notice of termination if (a) the Consultant commit a material breach of or default under this Agreement that is not cured within seven (7) days from delivery by Company of a written notice of the breach or default, (b) any proceeding, plan or other action for the bankruptcy, rearrangement, reorganization, insolvency, dissolution or liquidation of the other party is filed, adopted, commenced or threatened, (c) the Consultant (i) breach any of the terms or conditions of Section 5 of this Agreement (including Exhibit B attached hereto), or (ii) engage in willful misconduct or act in bad faith or commit a criminal offense, or perpetrate a common law fraud against the Company.

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3.3Effect of Termination.  Upon termination of this Agreement, the following will apply: (i) the Company will pay to Consultant the Compensation for Services actually rendered until the date of termination of this Agreement, including the 30 days' Notice Period, all in accordance to the terms and conditions herein (including Exhibit A attached hereto); and (ii) the Parties’ respective rights and obligations under Sections 2.2, 3, 4, 5 and 6 will survive, as well as any rights, obligations and duties which by their nature extend beyond, the expiration or termination of this Agreement (however so terminated).

Section 4.

4.4.1Relationship of the Parties.

4.1.1 The Consultant shall at all times act as an independent contractor, and shall not be, and/or claim to be, an employee of the Company. Consultant warrants that it is aware that this Agreement is only an agreement for the provision of services on a strictly contractual basis and does not create employer-employee relations between Consultant and the Company and does not confer upon Consultant any rights, except for those set forth herein explicitly. The Consultant shall attend to any payments imposed upon Consultant as an independent contractor, and it shall be solely responsible in respect thereof. Without prejudice to the generality of the aforesaid, it is hereby agreed that Consultant shall not be entitled to receive from the Company any form of severance pay and/or any other payment and/or other consideration deriving from employer-employee relations and/or the termination thereof.

4.2.2  Consultant undertakes that it and/or anyone on its behalf shall claim, demand, sue or bring any cause of action against the Company in connection with alleged employer-employee relations between it and the Company, and/or in the event that for any reason whatsoever, a competent authority, including a judicial body, shall determine that the Consultant was, or is, the Company’s employee, Consultant shall indemnify the Company upon its first demand for any expense that may be occasioned to it in respect of, or in connection with any of the aforesaid in the Section, including advocates’ professional fees.

4.2Representations; Warranties; Covenants.

4.2.1In performance of the Services and this Agreement, the Consultant shall comply with all applicable laws and shall have at all times during the performance of the Services, all necessary rights, authorizations, or licenses to perform such Services. The Consultant shall immediately and without delay inform the Company of any affairs and/or matters that might constitute a conflict of interest with the Consultant’s position and/or engagement with the Company and/or the interests of the Company and/or of the Company's clients. The Consultant represents and warrants that this Agreement and the performance of the Services, and the Consultant’s other obligations under this Agreement  (i) do not and will not constitute or cause any breach, default or violation of any other consulting, nondisclosure, confidentiality or other agreement to which the Consultant is party to or subject to; (ii) do not require the consent of any person or entity, and to the extent required, Consultant has or shall obtain the consent or waiver, with respect to the Services provided hereunder, from any person, entity academic or institution with which Consultant engages; (iii) do not and will not violate any policies or procedures of any other person or entity with which its engaged with in concurrently with those performed herein; (iv) will be performed with promptness and diligence and will be executed by the Consultant, which is fully familiar with the requirements for such Services in a workmanlike manner, in accordance with the practices and standards used in professional well-managed operations performing similar services; (v) the Services and the Company Intellectual Property (as defined in Exhibit B) assigned and transferred to Company under this Agreement shall be original works of Consultant and shall not and will not infringe, misappropriate or violate any patent, copyright, trade secret, trademark or other intellectual property right of any third party; (vi) there is no restriction or limitation which may prevent Consultant from fulfilling his obligations under this Agreement including assignment of the Company Intellectual Property to the Company; (vii) Consultant shall not use the time, resources, facilities, or funds of any third party, including any academic institution in connection with performing the Services; and (viii) the Services and Deliverables to be provided hereunder are, and shall remain, outside of any of the Consultant’s other engagement and/or Consultant’s area of research at any academic institution, if relevant.

4.3Indemnification. The Consultant agrees to indemnify, defend and hold harmless the Company and its affiliates, from and against any and all damages, expenses (including, without limitation, reasonable attorneys’ fees), liabilities, claims, including from third parties, relating to (a) an employer - employee relationship between such the Company and Consultant; (b) any claim that any Services and/or Deliverables, or any part thereof, furnished hereunder by Consultant or the use thereof constitutes an infringement upon any copyright, patent, trademark, trade secret and/or other intellectual property right, any claim relating to misuse, or misappropriation of third party’s intellectual property rights or claims relating to violation of privacy.

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Section 5. Proprietary Information and Inventions Agreement.

5.1Consultant hereby acknowledges and confirms that this Agreement includes, among other things, the NON-COMPETITION, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT, attached hereto as Exhibit B (the “PIIA”), which PIIA is incorporated herein by reference as part of this Agreement.

5.2By virtue of signing this Agreement, the Consultant hereby agrees, confirms and acknowledges its/his consent to all terms and conditions of PIIA attached hereto as Exhibit B.

5.3The Consultant agrees that any breach of this Section 5 or any of the provisions of the PIIA by Consultant would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Consultant's obligations hereunder.

Section 6. Miscellaneous

6.1Notices.  Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or by email to the party email address as specified below, or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 6.1, and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b), if sent by email (with electronic confirmation of receipt) on the recipient’s next business day. The email address of each Party for notice is set forth in Exhibit A attached hereto.

6.2Non-waiver.  The failure of a Party hereto to insist upon or enforce strict performance of any provision of this Agreement or to exercise any of its rights or remedies under this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party’s rights to assert or rely on any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect.  All waivers by a party hereto shall be in writing.

6.3Severability.  In case any one or more of the provisions (or parts of a provision) in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or part of a provision) of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision (or part of a provision), had never been contained herein, and such provision (or part of the provision) reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

6.4Assignment.  The Consultant will not (by contract, operation of law or otherwise) assign this Agreement or any right or interest in this Agreement without the prior written consent of the Company.

6.5Governing Law; Venue and Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Delaware without giving effect to principles of conflicts of law and the courts of Delaware, shall have exclusive jurisdiction over the parties hereto and subject matter hereof.

6.6Amendments.  This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.

6.7Entire Agreement.  This Agreement sets forth the entire agreement, and supersedes any and all prior agreements, of the parties with respect to the Services performed or to be performed by the Consultant hereunder.

6.8Public Disclosures. The Consultant is hereby granting the Company permission to mention the Consultant’s name as consultants to the Company. Other than specifically agreed in writing between the Parties or required by applicable law or court order, neither Party hereto shall disclose the terms of this Agreement, notwithstanding the aforementioned the Company may disclose any information related to the Consultant, as the Company shall deem necessary and reasonable for business purposes or to pursue the Company business interests and in any due diligence process in the future.

6.9Legal Authority.  Each Party represents and warrants that it has the necessary legal authority to enter into this Agreement and to fulfill and perform each covenant and obligation imposed by this Agreement and that this Agreement, when executed by the duly authorized representative of each Party, represents a valid, binding and enforceable legal obligation of the party.

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6.10Headings; Interpretation. Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement. The preamble, exhibits and schedules to this Agreement constitute an integral part hereof. Words in the singular shall include the plural and vice versa; words in the masculine shall include the feminine and vice versa; and reference to a person shall also include corporate bodies and other legal entities.

6.11Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts by facsimile transmission or by electronic delivery in pdf format or the like, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement including Exhibit A and Exhibit B attached hereto as of the date first set forth above.

SpotitEarly Inc.	Lankry Consulting Services

Name: Shlomi Madar	Name: Shai Lankry
Title: CEO	Title: CFO
Signature: /s/ Shlomi Madar	Signature: /s/ Shai Lankry
Date: Jan 15, 2025	Date: Jan 15, 2025

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Exhibit A

to the Consulting Agreement by and between SpotitEarly Inc. and Consultant (the “Agreement”)

A.Consultant: Lankry Consulting Services

B.Effective Date: January 15, 2025

C.Term of the Agreement: 12 months, subject to the Section 3 of the Agreement.

D.Description of Services:

The Consultant shall provide the Company with CFO, strategic and financial services.

The Consultant shall provide 50 hours of Services per month of engagement under this Agreement (the “Scope of Services”).

E.Compensation: In consideration of the provision of the Services the Company shall pay the Consultant the following fees in accordance with and subject to the terms and conditions of the Agreement (including this Exhibit A):

a.Fee: Subject to the terms and condition of the Agreement and in consideration for the Services, the Company shall pay Consultant a monthly fee of US$ 6,500. Such fee shall be paid by the Company, within 30 days following the lapse of each month, in each case, subject to receipt by the Company of a valid invoice.

●The Company agrees to reimburse the Consultant for any reasonable and necessary expenses incurred by the Consultant in the performance of the Services under this Agreement. This may include, but is not limited to, expenses related to travel, accommodation, meals, and other out-of-pocket expenses directly associated with the provision of the Services. All such expenses must be pre-approved by the Company, and the Consultant must provide appropriate documentation and receipts in order to receive reimbursement. The specifics of this process, including timelines and methods for reimbursement, will be determined in accordance with the Company's prevailing policies.

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Exhibit B

to the Consulting Agreement by and between SpotitEarly Inc. and the Consultant (the “Consulting Agreement”)

THIS NON-COMPETITION, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT (“Agreement”) is attached to Consultant’s consulting agreement with the Company and made effective by and between SpotitEarly Inc., (the “Company”) and Lankry Consulting Services, residing at 14 Ridge rd, Cresskill, NJ 07626. (the “Consultant”) as of the first day of engagement between the parties by and among Company and Consultant as of the Effective Date. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Consulting Agreement.

In consideration for, as a condition and part of the Consultant’s engagement with the Company (for no additional consideration or compensation), it is hereby agreed as follows:

5.1.Confidential Information.

5.2.Definition. For the purpose of this Agreement:

5.2.1.For the purpose of this Agreement, unless the context otherwise requires (and except for the purposes of Section 2.2 below), the term “Company” shall also include all direct and indirect existing and future subsidiary, parent or related entity of the Company.

5.2.2.“Confidential Information” means any proprietary or confidential data and/or information, in any form or media, that Consultant receives, obtains or otherwise acquires or gains access to during or in connection with Consultant’s engagement with the Company (whether before or after the date of this Agreement), which pertains to the Company or any of its businesses, clients, customers, employees, shareholders, business partners, licensees, licensors, vendors or affiliates. Confidential Information includes without limitation Company Intellectual Property (as defined below), or any part thereof, as well as any data and/or information that, given the nature of such data and/or information or the circumstances of its disclosure or receipt, is or should reasonably be considered as confidential.

5.2.3.Confidential Information shall not include any information that (i) is in the public domain at the time of disclosure, (ii) subsequently has entered the public domain other than by breach of Consultant’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations, or (iii) is shown by written dated evidence to have been known by Consultant prior to disclosure to Consultant in connection with his engagement with the Company, not as a result of a breach of any obligation owed to the Company or any other third party.

5.3.Confidentiality. Except as herein provided, Consultant agrees that during and after termination of Consultant’s engagement with the Company, Consultant (i) shall keep Confidential Information confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without the Company’s prior written consent; (ii) shall refrain from any action or conduct which might compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow Company’s instructions provided from time to time regarding the use and handling of Confidential Information. Consultant will take all reasonable precautions to prevent any unauthorized use of disclosure of the Confidential Information.

5.4.Ownership. Consultant acknowledges and agrees that all right, title and interest in and to Confidential Information and all materials containing Confidential Information are and shall remain, at all times, the sole and exclusive property of the Company.

5.5.Proprietary Information of Third Parties.

5.5.1.Consultant agrees that he has not and will not, during the term of the engagement, improperly use, disclose or bring onto the premises or systems of the Company any proprietary information or trade secrets of any former employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, unless with the prior written approval of the Company and such employer, person or entity.

5.5.2.Consultant recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to Company’s undertaking to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that he owes the Company and such third parties, during Consultant’s engagement with the Company and anytime thereafter, a duty to hold all such third party confidential or proprietary information at least in accordance with the provisions set forth hereunder in connection with Confidential Information of the Company, and to use such third party confidential or proprietary information strictly for the limited purposes and in the manner permitted hereunder.

5.6.Return of Confidential Material. Upon Company’s request or upon termination of the Consultant’s engagement with the Company for any reason, Consultant agrees to promptly surrender and deliver to Company all materials and data of any nature or media pertaining to any Confidential Information or to Consultant’s engagement. Consultant will not retain or take any tangible or electronic materials or data, containing or pertaining to any Confidential Information. If required by the Company, Consultant will certify in writing that he complied with the requirements of this Section 1.5.

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6.      Ownership of Intellectual Property.

6.1.Definitions. For the purpose of this Agreement:

6.1.1.“Intellectual Property” means proprietary or intellectual property rights, including without limitation copyrights, inventions, discoveries, patents, designs, trademarks, whether or not registered or capable of being registered, original ideas, trade secrets, source and object code, algorithms, formulae, materials, methods, processes, procedures, any derivatives,  improvements and enhancements of the foregoing, and all rights corresponding to the foregoing throughout the world including all rights to sue for and receive remedies against past, present and future infringements of any and all of the foregoing;

6.1.2.“Prior Inventions” means the Intellectual Property made or conceived by or belonging to Consultant that that (i) was developed by Consultant prior to Consultant’s engagement with the Company, (ii) relates to Company’s actual or proposed business, operations, products or research and development, and (iii) is not assigned to Company hereunder; and

6.1.3.“Open Source” means any software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, MIT Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), materials licensed under any Creative Commons license and the Apache License).

6.2.Assignment of Intellectual Property. Consultant hereby irrevocably assigns and transfers to Company, for no additional consideration, Consultant’s entire right, title and interest in and to all the Intellectual Property authored, developed, created, made, conceived or reduced to practice by Consultant, whether solely or jointly with others, during the period of Consultant’s engagement with Company (including after hours, on weekends or during vacation time), that either (i) relate in any manner to the actual or demonstrably anticipated business or proposed business, work, or research and development of Company (ii) is developed in whole or in part on Company’s time or using Company’s equipment, supplies, facilities or Confidential Information, or (iii) result from or are suggested by any task assigned to Consultant or any work performed by Consultant for or on behalf of Company or in connection with  Consultant’s duties and responsibilities in the scope of his engagement with Company (“Company Intellectual Property”). Consultant agrees that this assignment includes a present assignment to Company of ownership with respect to Company Intellectual Property that is not yet in existence.

6.3.Without derogating from the aforementioned Consultant further acknowledges that Company Intellectual Property is “works made for hire,” and shall be owned solely by the Company. Furthermore, without derogating from the aforementioned, Consultant hereby acknowledges and declares that the compensation provided to Consultant under the Consulting Agreement constitutes the entire compensation to which Consultant is entitled to and includes any and all consideration with respect to the Company Intellectual Property developed by Consultant.

6.4.Consultant hereby explicitly and irrevocably waives:

6.4.1.any and all rights, claims, or demands to any consideration, compensation, or royalty payments in connection with any Company Intellectual Property or the assignment thereof, including any statutory rights that may otherwise arise under applicable law (whether of the United States, Israel, or any other jurisdiction), including without limitation any rights to compensation under the Israeli Patents Law, 1967 (to the extent applicable), or any similar rights under U.S. law or the laws of any jurisdiction; and

6.4.2.any rights to compensation or royalties under U.S. law or any other applicable jurisdiction, including but not limited to any statutory compensation rights related to 'works made for hire' under 17 U.S.C. §101 et seq. and

6.4.3.any and all moral rights, attribution rights, or other similar rights that Consultant may have with respect to any Company Intellectual Property, whether under the U.S. Copyright Act (17 U.S.C. §106A), the Israeli Copyright Law, 2007, or any similar provision in any other applicable jurisdiction.

6.5.For the avoidance of doubt, “Company Intellectual Property” includes any and all inventions, discoveries, developments, works of authorship, trade secrets, data, know-how, and other intellectual property rights that Consultant conceives, develops, or reduces to practice during the term of the engagement with the Company or its subsidiaries, including SpotitEarly Ltd..

6.6.For purposes of this Agreement, all references to 'Company' shall include SpotitEarly Inc., and any of its current or future subsidiaries and affiliates, including without limitation SpotitEarly Ltd.. Consultant acknowledges and agrees that Company Intellectual Property may be held by such subsidiaries or affiliates.

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6.7.Additional Clarification on Ownership and Registration: The Consultant acknowledges and agrees that the Company may, at its sole discretion, determine whether any Company Intellectual Property shall be assigned to, owned, or registered in the name of SpotitEarly Inc., SpotitEarly Ltd., or any other current or future subsidiary or affiliate of the Company. The Consultant further agrees that such ownership and registration shall be deemed fully effective and binding upon creation, and that the Consultant shall have no claim to the form or manner in which the Company allocates ownership or registration among its entities.

6.8.The Consultant acknowledges and agrees that the Company may, at its sole discretion, determine whether any Company Intellectual Property shall be assigned to, owned, or registered in the name of SpotitEarly Inc., SpotitEarly Ltd., or any other current or future subsidiary or affiliate of the Company. The Consultant further agrees that such ownership and registration shall be deemed fully effective and binding upon creation, and that the Consultant shall have no claim to the form or manner in which the Company allocates ownership or registration among its entities.

6.9.Prior Inventions. Consultant hereby acknowledges that, if in the course of Consultant’s engagement with Company, Consultant incorporates into a Company product, process, service or software a Prior Invention owned by Consultant or in which Consultant has an interest, Company is hereby granted and shall have a fully paid, nonexclusive, royalty-free, unlimited, irrevocable, perpetual, worldwide, transferable and sub-licensable right and license to make, have made, modify, create derivative works, reproduce, use, offer to sell use, sell, sublicense and otherwise distribute such Prior Invention (as may be improved or enhanced by or for Company) and in the event of copyrightable materials, copy, distribute, publicly perform, publicly display, make derivative works thereof, and sublicense such copyrightable materials, as part of or in connection with such Company product, process, service or software.

6.10.Disclosure of Intellectual Property. Consultant agrees that in connection with Intellectual Property and/or which Consultant, solely or jointly with others, conceives, develops or reduces to practice during the period of Consultant’s engagement with the Company (including after hours, on weekends or during vacation time) whether or not Consultant believes that such Intellectual Property is Company Intellectual Property , Consultant shall, as customary or required by the Company, keep and maintain adequate and accurate records, and shall promptly disclose such Intellectual Property to Company, through Consultant’s immediate supervisor at Company or another Company designee (and if requested by the Company shall also reduce to writing and adequately describe all such Intellectual Property), in order to permit Company to claim its rights under this Agreement.

6.11.Consultant’s Assistance.

6.11.1.Consultant agrees to assist Company, or its designee, at Company expense, in every proper way to secure Company rights in the Company Intellectual Property and in any and all countries, including (a) the disclosure to Company of all pertinent information and data with respect thereto; (b) the execution of all assignments, applications, specifications, oaths, and other instruments that Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Company Intellectual Property.

6.11.2.Consultant’s obligations hereunder, to the extent that it is in Consultant’s power to do so, shall continue after the termination of Consultant’s engagement with Company for any reason. If Company is unable because of Consultant’s mental or physical incapacity or for any other reason to secure Consultant’s signature on any instrument, required at Company’s discretion in order to apply for, pursue or maintain any application for Intellectual Property rights (including patents or copyright registrations) covering and embodying any Company Intellectual Property, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents (at its discretion) as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and/or protection or maintenance.

6.11.3.“Consultant’s obligations under this Section shall survive termination of this Agreement and shall include providing assistance reasonably required by the Company to effectuate assignments, filings, or registrations of Company Intellectual Property in the United States, Israel, or any other jurisdiction.

6.12.Other Obligations.

6.12.1.Consultant acknowledges that the Company from time to time may have agreements with other persons or with the government authorities, or agencies thereof, that impose obligations or restrictions on Company regarding Intellectual Property made during the course of work thereunder or regarding the confidential nature of such work.  Consultant agrees to be bound by the Company’s instructions or policies, and take necessary actions to assist Company in complying with its obligations thereunder.

6.12.2.Consultant further agrees and undertakes that any and all work performed by him shall not infringe upon, misappropriate or use in an unauthorized manner any copyright, patent, trademark, trade secret or other confidential or proprietary information or intellectual property of any third party, including, without limitation, any current or former employer of Consultant.

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6.13.Open Source Software.

6.13.1.To the extent Intellectual Property or any other work product provided or generated by Consultant includes any software, computer code and/or firmware, any such Intellectual Property or work product shall not incorporate or include any Open Source, unless explicitly permitted under the Company’s Open Source policy and/or instructions. Further, all other use of Open Source materials in connection with Consultant’s engagement shall be in accordance with the Company’s Open Source policy.

6.13.2.Intellectual Property and any other work product provided or generated by Consultant shall on delivery be free of viruses, malicious code, time bombs, Trojan horses, back doors, drop dead devices, worms, or other code of any kind that may disable, erase, display any unauthorized message, permit unauthorized access, automatically or remotely stop software, code and/or firmware from operating, or otherwise impair the services, deliverables, inventions or work product or the Company network or any part thereof.

7.      Non-Competition and Non-Solicitation

      During the term of Consultant’s engagement with the Company and for a period of twelve (12) months thereafter (or such shorter period as a court of competent jurisdiction may enforce under applicable law), Consultant shall not, without the Company’s prior written consent:

(a) Direct Competition. Provide services, whether as an employee, consultant, contractor, or otherwise, to any business that is directly engaged in cancer detection and screening in a manner that is competitive with the Company’s actual business activities during the Consultant’s engagement;

(b) Non-Solicitation of Personnel. Solicit for employment or engagement, or hire, any individual who is or was employed by the Company during the Consultant’s engagement and within twelve (12) months after termination thereof; and

(c) Non-Solicitation of Business Partners. Solicit, divert, or interfere with the Company’s material customers, suppliers, collaborators, or investors with whom the Consultant had direct dealings in the twelve (12) months preceding termination of this Agreement.

The Parties acknowledge and agree that the restrictions in this Section are intended to protect the Company’s legitimate business interests, including its confidential information, goodwill, and relationships, and are limited in duration, scope, and geography to the extent reasonably necessary to achieve that purpose. If any portion of this Section is found unenforceable, it shall be enforced to the maximum extent permitted by law, including reduction of the restricted period to six (6) months if necessary.

8.      Breach of Obligations

8.1.Consultant is aware that a breach of his obligations as detailed under this Agreement, or part of them, will cause the Company or the Company’s affiliates serious and irreparable damage, and that no financial compensation can be an appropriate remedy to such damage. Therefore, Consultant agrees, that if such a breach occurs, the Company, any of the Company’s affiliates or any of their designee(s) shall be entitled (without limiting other remedies if available under the law or hereunder) to take all legal means necessary and any injunctive relief as is necessary to restrain any continuing or further breach of this Agreement.

9.       Acknowledgements and Declarations

         Consultant hereby declares and acknowledges that:

9.1.Consultant's confidentiality and non-competition obligations under this Agreement are fair, reasonable, and proportional, especially in light of the Compensation Consultant receives under the Consulting Agreement to which this Agreement is attached, and are designed to protect the Company’s and the Company affiliates’ secrets and their confidential information, which constitute the essence of their protected business and commercial advantage in which significant capital investments were made.

9.2.Any breach of Consultant's obligations under this Agreement shall contradict the nature of the special trust and loyalty between Consultant and the Company, the fair and proper business practices and the duty of good faith and fairness between the parties. Any such breach shall harm the Company and/or the Company affiliates and shall constitute a material breach of this Agreement and the Consulting Agreement to which this Agreement is attached.

9.3.Consultant's obligations under this Agreement and the restricted period of time and geographical area specified herein are reasonable and proportional, and do not prevent Consultant from developing his general knowledge and professional expertise in the area of his business, without infringing on or breaching any of the Company’s rights.

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10.     Miscellaneous

10.1.Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.  Consultant hereby expressly consents to the personal jurisdiction of the courts located in Delaware district, US, for any lawsuit arising from or relating to this Agreement.

10.2.Assignment.  The undertakings set forth herein may be assigned by the Company. Consultant may not assign or delegate his duties under this Agreement without the Company’s prior written approval. This Agreement shall be binding upon Consultant's heirs, successors and permitted assignees.

10.3.Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

10.4.Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, or arrangements, whether written or oral, between Consultant and the Company or any of its affiliates relating to such subject matter., and may only be amended by a document signed by both parties.

10.5.Severability. If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be automatically adjusted to the minimum extent necessary for validity or enforceability. In any event, the remaining terms and provisions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SpotitEarly Inc.	Lankry Consulting Services
Name: Shlomi Madar	Name: Shai Lankry
Title: CEO	Title: CFO
Signature: /s/ Shlomi Madar	Signature: /s/ Shai Lankry
Date: January 15, 2025	Date: January 15, 2025

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